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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    May 6, 2003

                          Communications Systems, Inc.
              -----------------------------------------------------
             (Exact name of Registrant as specified in its charter)


               Minnesota            0-10355          41-0957999
         --------------------- ---------------- ------------------
            (State or other      (Commission      (IRS Employer
             jurisdiction       File Number)      Identification
           of incorporation)                           No.)

                    213 South Main Street
                    Hector, Minnesota             55342
                 --------------------------  --------------
                    (Address of principal      (Zip Code)
                     executive offices)

Registrant's telephone number, including area code (320) 848-6231



Item 9. Regulation FD Disclosure.

          The following information is furnished pursuant to Item 12, "Results of Operations and Financial Condition."

          On May 6, 2003, Communications Systems, Inc. (the "Company") reported its financial results for its first fiscal quarter ended March 31, 2003. See the Company's press release dated May 6, 2003, which is furnished as Exhibit 99 and incorporated by reference in this Current Report on Form 8-K.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                             Communications Systems, Inc.

Date: May 6, 2003           By  /s/ Paul N. Hanson
                                -------------------------------------------
                                 Paul N. Hanson
                                 Vice President and Chief Financial Officer

  No.                       Exhibit                       Manner of Filing
------    -------------------------------------------   --------------------
99        Press Release dated May 6, 2003.              Filed Electronically



                         Communications Systems Reports
                      First Quarter 2003 Operating Results.


Hector, MN -May 6, 2003- Communications Systems, Inc. (AMEX: JCS) today reported net income of $723,000 or $0.09 per diluted share for the first quarter ended March 31, 2003 compared to net income of $470,000 or $0.06 per diluted share for the first quarter of 2002. The first quarter results include an after tax loss of $400,000 or $0.05 per diluted share from the Company's European business unit Austin Taylor which continues to experience weak telecommunications market conditions. First quarter 2003 revenues totaled $26,575,000, an increase of 11% from $23,920,000 in the first quarter of 2002. The 2003 first quarter sales include $3.5 million in sales contributed from the MiLAN business unit compared to MiLAN sales of $900,000 in the first quarter of 2002. MiLAN was acquired in the first quarter of 2002.

Curtis A. Sampson, Chairman and CEO commented: "Despite continuing market uncertainly CSI continues to increase our revenue, gross margins, and bottom line. While the company is not giving specific guidance for the second and third quarters, we are positioned to continue this positive trend."

Jeffrey K. Berg, President and COO said, "We continue to work toward operational improvements which includes continued cost and expense reductions. Our efforts to source more manufacturing in Asia, reducing our work force in the UK by 30% and our May 2 announcement of the closing of our final building in Puerto Rico with 25 employees effective May 31, 2003 will have a positive impact on our future operating results.


About Communications Systems
Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world's leading supplier of media conversion technology, which permits networks to deploy fiber optic technology, while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words "believes," "expects," "anticipates," "intends" or similar expressions. For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: lower sales to RBOCs and other major customers; competitive products and technologies; our ability to successfully reduce operating expenses at certain business units; the general health of the telecom sector; profitability of recent acquisitions; delays in new product introductions; higher than expected expense related to new sales and marketing initiatives; availability of adequate supplies of raw materials and components; fuel prices; and other factors discuss from time to time in the Company's filings with the Securities and Exchange Commission.

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

                      CSI CONSOLIDATED SUMMARY OF EARNINGS


                                                   Three Months Ended March 31
                                                  -----------------------------
                                                       2003             2002
                                                  ------------     ------------

Sales                                             $ 26,575,150     $ 23,920,340
Gross Margin                                         7,405,789        6,376,611
Operating Income                                     1,173,071          634,856
Income Taxes                                           450,000          165,000
Net Income                                             723,071          469,856
Basic Net Income Per Share                        $        .09     $        .06
Diluted Net Income Per Share                      $        .09     $        .06

Average Shares Outstanding:
  Average Common Shares Outstanding                  8,160,931        8,285,662
  Dilutive Effect of Stock Options Outstanding          10,937           11,255
                                                  ------------     ------------
                                                     8,171,868        8,296,917
                                                  ============     ============